NEURO-HITECH, INC.
NON-MANAGEMENT DIRECTORS DEFERRAL PROGRAM

1. Purpose of the Program. The Neuro-Hitech, Inc. Non-Management Directors Deferral Program (the “Program”) has been established by Neuro-Hitech, Inc. (the “Company”) to enable directors who are not employees of the Company or any of its subsidiaries to elect to receive the compensation for their service as members of the Board of Directors of the Company in part or in whole in the form of Options on Company Common Stock in lieu of cash. It is contemplated that all Options to be issued pursuant to the Program will be granted under the Company’s 2006 Amended and Restated Incentive Stock Plan (the “Plan”).

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Closing Price” means the closing price on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or on the NASDAQ Stock Market (if the shares of Common Stock are regularly quoted on the NASDAQ Stock Market), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over the counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company.

(c) “Common Stock” means the common stock, par value $.001 per share, of the Company.

(d) “Compensation Committee” means the Compensation Committee of the Board.

(e) “Election” has the meaning set forth in Section 4(a) of this Program.

(f) “Non-Management Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

(g) “Option” means an option to acquire Common Stock granted pursuant to the Plan and with the terms set forth in Section 4(c) of this Program.

(h) “Payment Date” means the date on which the Company, in accordance with its regular payment policy, would otherwise pay a retainer or fee in cash to a Non-Management Director.

(i) “Value” means the value of an Option for one share of Common Stock determined pursuant to the application of the valuation methodology and assumptions utilized by the Company in valuing Company stock options for the purposes of preparing the Company’s most recently publicly filed audited annual financial statements prior to the Payment Date.

3. Administration of the Program. The Program shall be administered by the Compensation Committee, which, except as otherwise expressly provided herein, shall have the sole and complete authority to interpret the Program and to make all other determinations necessary for the Program’s administration. All action taken by the Compensation Committee in the interpretation and administration of the Program shall be final and binding on all concerned. The Compensation Committee may designate officers and employees of the Company to assist the Compensation Committee in the administration of the Program by executing documents on behalf of the Company relating to the administration of the Program and by performing such ministerial duties in connection with the administration of the Program as are assigned to them by the Compensation Committee.

4. Election.

(a) Each Non-Management Director who is entitled to receive a retainer or fee from the Company for serving on the Board or as member of a committee of the Board may elect, in respect of all or any portion of the payment of such retainer or fee, as specified by the Non-Management Director, to receive, in lieu of a payment in cash, Options for a number of whole shares of Common Stock determined as set forth in this Section 4(a) (an “Election”). Any retainer or fee subject to an Election shall not be paid to the Non-Management Director making the Election. The total amount of retainer or fee otherwise earned by the Non-Management Director during a calendar quarter but subject to an Election shall be multiplied by 1.5 (the “Deferral Amount”), and the Non-Management Director shall be issued on the day following the last day of the calendar quarter for which the retainer or fee otherwise would have been paid (the “Issue Date”) Options for a number of whole shares of Common Stock determined by dividing the Deferral Amount by the Value of an Option as of the Issue Date. Cash shall be paid to the Non-Management Director in lieu of an Option for a fraction of a share.

(b) In order to be effective, an Election must be made prior to the year in which the services are performed in respect of which a retainer or fee is to be paid, and after the beginning of the year in which such services are to be performed such election shall be irrevocable, except that (i) in 2007, an Election must be made within 30 days from the effective date of this Program, which Election shall apply only to payments in respect of service performed after the date of the Election and for the remainder of 2007, and (ii) thereafter, if a individual first becomes a Non-Management Director during a year, then with respect to retainers or fees otherwise payable in such year, that individual’s Election must be made within 30 calendar days after the date the individual first becomes a Non-Employee Director, which election shall apply only to payments made after the Election is made.

(c) Options issued pursuant to the Program shall have the following terms: (i) the exercise price per share of Common Stock shall be the Closing Price of the Common Stock on the last trading day prior to the Payment Date, (ii) the term shall be ten years from the Payment Date, (iii) the Option shall not be transferable except upon death of the Non-Management Director, (iv) the Option shall become exercisable six months after the Payment Date, (v) the Option shall not be subject to vesting, (vi) the Option shall not be an “Incentive Option” (as defined in the Plan) and (vii) the Option shall not be subject to early termination upon termination of service by death, disability or retirement or termination for “cause.”

(d) The Board shall cause Options to be granted under the Plan in accordance with this Program and effective Elections.

5. No Registration. The Company shall have no obligation to register any of the shares of Common Stock issuable under the Options under the Securities Act of 1933, as amended, or under any state securities laws, but may in its discretion elect to do so if it determines that such registration is necessary or appropriate.

6. Taxes. Each Non-Management Director shall be responsible for all applicable taxes on payments made to the Non-Management Director under the Program regardless of the form of such payments. The Company may make appropriate arrangements to collect from any Non-Management Director the taxes, if any, that the Company may be required to be withheld by any government or government agency prior to payment under the Program.

7. No Right to Continued Service. Neither the eligibility to participate in the Program nor the receipt of any Option under the Program shall confer upon any Non-Management Director the right to continue to serve as a director of the Company if validly removed or the right to be nominated for reelection as director.

8. Amendment and Termination. The Board may amend, suspend, or terminate the Program at any time; provided that no amendment shall be made without shareholder approval if stockholder approval is required by law, regulation, or securities exchange listing requirement.

9. Governing Law. The Program shall be construed, administered, and regulated in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof) and any applicable requirements of federal law.

10. Effectiveness and Expiration of the Program. The Program shall become effective upon stockholder approval of the Plan, and, unless terminated earlier by the Board, shall expire on December 31, 2016, after which no further Options may be issued under the Program.